              CONTINUING SERVICES AGREEMENT: PRINCIPAL DOCUMENT

This continuing services agreement ("Agreement") is made and effective as of _______________________ between _____________________________________________, having offices at _________________________________________ ("Customer") and
IWL Communications, Inc., a Texas corporation having offices at 12000 Aerospace Avenue, Suite 200, Houston, Texas 77034 ("Contractor"), and is made in consideration of the terms and conditions contained in this Agreement. Customer and Contractor agree as follows:

                                     INDEX

I.   PRINCIPAL DOCUMENT

1.   DEFINITIONS
2.   SCOPE OF SERVICES
3.   TERM AND AGREEMENT TERMINATION
4.   WORK ORDERS
5.   WORK ORDER SUSPENSION
6.   ASSUMPTION OF SERVICES
7.   WORK ORDER TERMINATION
8.   COMPENSATION
9.   INVOICING PROCEDURES
10.  CONTRACTOR'S WARRANTIES
11.  HEALTH, SAFETY AND RELATED POLICIES
12.  INSURANCE
13.  APPLICABLE LAW
14.  FEDERAL CONTRACT CLAUSES
15.  NOTICES
16.  SURVIVORSHIP
17.  AGREEMENT AND WORK ORDER ASSIGNMENTS
18.  AMENDMENTS
19.  CHANGES TO GENERAL TERMS AND CONDITIONS
20.  PRECEDENCE
21.  ENTIRE AGREEMENT
22.  CONDITION PRECEDENT

II.  GENERAL TERMS AND CONDITIONS

III. EXHIBITS

Unless indicated by "N/A" adjacent to each Exhibit listed below, the following Exhibits are each incorporated into this Agreement.

EXHIBIT A  Services: Scope of Work - N/A
EXHIBIT B  Work Order Form - N/A
EXHIBIT C  Change Order Form - N/A
EXHIBIT D  Compensation - N/A
EXHIBIT E  Invoicing Procedures - N/A
EXHIBIT F  Federal Contract Supplement - N/A
EXHIBIT G  Health and Safety Requirements - N/A
EXHIBIT H  Drug and Alcohol Policy - N/A
EXHIBIT I  Site Specific Attachments - N/A

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                              ARTICLE 1: DEFINITIONS

For the purposes of this Agreement and Work Orders, the following terms shall have the meanings stated below:

1) "Affiliate" means (1) any company in which Customer now or hereafter (a) owns or (b) controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote or appoint its directors ("Company"), and (2) any joint venture in which Customer or a Company is the operator.

2) "Agreement" means this Principal Document, the Exhibits indicated in the Index, and the General Terms and Conditions.

3) "Change Order" means a written change to a Work Order in the form set out in Exhibit C or in any other form that User may provide, provided that the form identifies the appropriate Work Order and is executed as provided in this Agreement.

4) "Competence" means the expertise, experience, capability and specialized knowledge to perform Services in a good and workmanlike manner and within all accepted standards for the industry.

5) "Contractor" means the legal entity identified in the preamble of this Principal Document that is responsible for performing Services in accordance with the terms of each Work Order.

6)  "Customer" means _________________________________________________________
    __________________________________________________________________________.

7) "Exhibits" means the exhibits listed in the Principal Document and incorporated into this Agreement.

8)  "Law" means all government laws, regulations and rules.

9) "Principal Document" means this part of this Agreement labeled CONTINUING SERVICES AGREEMENT: PRINCIPAL DOCUMENT.

10) "Services" means the services described in Exhibit A and each applicable Work Order.

11) "Subcontractors" means subcontractors, suppliers or materialmen providing materials or services to Contractor for the purpose of completing Services under a Work Order.

12) "User" means Customer or any Affiliate and their respective divisions that issue a Work Order to

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    Contractor as provided in this Agreement.

13) "Work Order" means the document or documents issued by User incorporating the terms of this Agreement and specifying the Services to be performed using the form set out in Exhibit B or any other form User may provide whether labeled as a Work Order or by other labels including, but not limited to, "release," "work release," "letter of special agreement," "work order agreement," "work authorization" or "letter of authorization" provided that such form is executed and accepted as provided in this Agreement. A Work Order may take the form of an oral request by a User.

14) "Work Site" means the site indicated in the Work Order and other sites that the User may make available to Contractor to perform Services and related activities.

                            ARTICLE 2:  SCOPE OF SERVICES

The purpose of this Agreement is to provide the Services specifically set out in Exhibit A when and as provided in a Work Order. The Services are generally described as radio and associated communications equipment maintenance and repair.

                    ARTICLE 3: TERM AND AGREEMENT TERMINATION

3.1 TERM

The term of this Agreement shall be from __________ to _________ and shall continue thereafter until terminated by thirty (30) days written notice of termination delivered by one party hereto to the other.

3.2 AGREEMENT TERMINATION

Customer or Contractor may terminate this Agreement at any time and for any reason by giving a notice of termination thirty (30) days in advance to the other party. Neither party shall be liable to the other as a result of termination of this Agreement for any costs, claims, losses, damages or liabilities including, without limitation, loss of anticipated profits. Customer shall not be liable to Contractor for reimbursement for Services unperformed as a result of the termination. If the Agreement is terminated, Services under all Work Orders issued to Contractor shall be completed by Contractor in accordance with the terms of the respective Work Order and this Agreement, which shall be deemed to remain in effect for purposes only of completing each Work Order. Each User may, however, at its sole discretion, terminate the Services under any or all of its Work Orders issued and outstanding as provided in

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Section 7.1 of this Principal Document.  The liability of each User for termination of any Work Order shall be in accordance with Section 7.2 of this Principal Document.

                              ARTICLE 4: WORK ORDERS

4.1 ISSUANCE

Customer, its Affiliates and their respective divisions may, from time to time, issue Work Orders to Contractor under this Agreement requesting Contractor to provide Services. Contractor acknowledges and agrees that the User issuing a Work Order shall be solely responsible for performance of User's obligations under its Work Order; provided, however, Customer and its Affiliates shall each be responsible for the User's obligations incurred by their respective divisions. Should Contractor accept a written Work Order from a User, it shall do so promptly by executing and returning the Work Order to that User. However, if Contractor begins to perform the services designated in a written Work Order that it has not executed and returned to the User or in an oral Work Order, Contractor shall be deemed to have accepted the Work Order in accordance with all of its terms on the date the work begins. Each Work Order accepted by Contractor shall be completed in accordance with the provisions of the Work Order, which incorporates the provisions of this Agreement as indicated below in Section 4.2, and no other provisions shall be deemed to be applicable.

4.2 NATURE OF AND INCORPORATION OF TERMS

Each accepted Work Order shall constitute a legal contract between User and Contractor separate and distinct from either any other Work Order or this Agreement. Each Work Order shall, nonetheless, be deemed to incorporate the provisions of this Agreement. Any provision of a Work Order that modifies or deletes any provision(s) of this Agreement shall be null and void, and the provisions of this Agreement shall be deemed to be unaffected and in full force and effect with respect to the Work Order. Should any provision of a Work Order be in conflict with any provision(s) of this Agreement, the provision(s) of this Agreement shall take precedence and govern. Notwithstanding anything to the contrary in this Agreement, any User's written Work Order may take precedence and govern over one or more provision(s) of Exhibits A, D, E, G, and I for purposes only of that specific Work Order as follows:

     (a) modify the Services as described in Exhibit A;

     (b) modify Exhibit D to establish a lump sum price for any or all Services in place of Exhibit D pricing, if any; and

     (c) modify or replace Exhibits E, G and I.

An oral Work Order shall not modify any provision of this Agreement except to modify the Services described in Exhibit A for that specific Work Order.

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4.3  TERM OF WORK ORDER

The term of any Work Order shall begin on the date the Work Order is accepted and shall continue through the termination date of the Agreement (subject to Section 3.2 above), the termination date, if any, provided in the Work Order for all Services under the Work Order, completion of all Services under the Work Order, or termination under Section 7.1 of this Principal Document, whichever occurs first.

4.4 CHANGES TO WORK ORDERS

Except as provided in Section 11.2 of this Principal Document, any alteration, deletion or addition to Services in any Work Order or a change in any provision(s) of any Work Order shall be effective only if made in a Change Order executed by User and Contractor. Work Orders are deemed to include any applicable Change Orders. A Change Order, however, shall not modify any provisions of this Agreement incorporated into the Work Order except to the extent that a written Work Order is permitted to modify this Agreement.

4.5  CONTRACTOR'S DOCUMENTS

"Pricing Information" means any price lists, rate schedules, work tickets, invoices, receipts or other documents related to Services, prepared by Contractor and/or submitted to Customer or any User. Nothing in any Pricing Information, now or in the future, shall supersede, add to or amend in any way this Agreement or any Work Order regardless of any provision to the contrary in the Pricing Information, except that:

  (a) any Pricing Information included in this Agreement as part of Exhibit D shall be used for the sole purpose of establishing rates to be charged for Services, and

  (b) any Pricing Information made a part of a Work Order shall be used for the sole purpose of establishing pricing for Services under the Work Order as permitted by Section 4.2 of this Principal Document.

Any other Pricing Information, now or in the future, shall be used for the sole purpose of accounting for rates charged for Services, provided the Pricing Information is consistent with the applicable pricing in Exhibit D or the Work Order.

4.6  USER LIST

Upon Customer request, Contractor shall promptly provide Customer with a list containing the name and location of each User that issued a Work Order and, for each Work Order that has not been fully performed by Contractor, the name and location of each User and expected completion date.

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                       ARTICLE 5:  WORK ORDER SUSPENSION

5.1  SUSPENSION OF WORK ORDER

User may suspend at any time and for any reason Services under a Work Order in whole or in part by notice to Contractor, and Contractor shall promptly comply. User may, at any time, authorize Contractor to resume any part of the suspended Services by notice to Contractor, and Contractor shall then promptly resume the specified Services. Notices given under this Section 5.1 may be oral for any suspension that is reasonably expected to continue for three (3) working days or less.

5.2  COMPENSATION FOR AND DURING SUSPENSION

In the event Services are suspended, User shall pay Contractor, according to Exhibit D and subject to the other provisions of this Agreement that may reduce or suspend payment, for Services performed and obligations incurred prior to the effective date of suspension. During the suspension of Services, User shall not pay any compensation to Contractor with respect to the Services suspended except as determined by User at User's sole discretion. User's sole liability to Contractor for suspension shall be determined in accordance with this Article 5, and User shall not be liable for any other costs, claims, damages or liabilities whatsoever of Contractor or its Subcontractors, including, without limitation, loss of anticipated profit or reimbursement for Services suspended. Contractor's contracts with Subcontractors shall contain a similar provision to this Article 5 so that User will not be liable to Subcontractors for suspended Services.

                      ARTICLE 6:  ASSUMPTION OF SERVICES

Contractor agrees that if, in the opinion of User, Contractor fails at any time during the performance of Services under a Work Order to provide the labor, supervision, tools, equipment or materials necessary for the prompt performance of Services, or should Contractor breach the Work Order in whole or in part or fail to use due diligence in the performance thereof, User may, at its election and without prejudice to any other remedies available to it, take over and perform or obtain another contractor to take over and perform all or any part of Services then remaining unperformed. Should User take over completion of Services, or obtain another contractor to do so, User's sole obligation shall be to pay Contractor, upon completion of Services and subject to the other provisions of this Agreement that reduce or suspend payment,

   (a) an amount determined according to Exhibit D for Services, other than lump sum Services, performed and obligations incurred prior to the effective date of User's assumption of Services; and

   (b) for lump sum Services, the lesser of either (1) the percentage of any moneys due which represents the percentage of Services completed by Contractor under the Work Order, or (2) the lump sum price for the Work Order less all costs and expenses incurred by User in completing Services.

Notwithstanding the foregoing, if User should exercise this right, User or its designee shall have the right but not the obligation to use all or any part of Contractor's tools and equipment then in use on the job but shall pay Contractor a reasonable rental for the use of the tools and equipment during the period of use by User or its designee and shall return same to Contractor upon completion of the job in as good condition as when taken over by User, ordinary wear and tear excepted. Subject to the provisions of this Agreement, User's sole liability to Contractor for assumption of Services is contained in this Article 6, and User shall not be liable for any costs, claims, damages or liabilities whatsoever of Contractor or its Subcontractors, including, without limitation, consequential, special or indirect damages, loss of anticipated profit or reimbursement for Services unperformed.

                       ARTICLE 7: WORK ORDER TERMINATION

7.1 TERMINATION OF WORK ORDER

Without effect on this Agreement for purposes of any other Work Order, User may, at any time and for any reason, terminate the Services in whole or in part under a Work Order by notice or Change Order to Contractor, and Contractor shall promptly comply.

7.2 COMPENSATION FOR TERMINATION

In the event Services are terminated under a Work Order in accordance with
Section 3.2 or 7.1 of this Principal Document, User shall pay Contractor, subject to the other provisions of this Agreement that may reduce or suspend payment, (a) according to Exhibit D for non-lump sum Services performed and obligations incurred prior to the termination, (b) for lump sum Services, the percentage of any lump sum price due which represents the percentage of the Services completed by Contractor, and (c) for direct costs that Contractor incurs in terminating Services under the Work Order, provided those costs (1) were authorized in advance by User, and (2) are properly supported by timesheets, invoices and the like. Subject to the provisions of this Agreement, User's sole liability to Contractor for termination is contained in this Section 7.2 and User shall not be liable for any costs, claims, damages or liabilities whatsoever of Contractor or its Subcontractors, including, without limitation, consequential, special or indirect damages, loss of anticipated profit or reimbursement for Services unperformed.

                            ARTICLE 8: COMPENSATION

Subject to the provisions of this Agreement, Contractor shall charge and User shall pay Contractor either the rates and fees or the lump sum specified in Exhibit D (as may be modified under Section 4.2 of this Principal Document), whichever is applicable, for Services that Contractor performs under each Work Order. No payment by a User shall limit the User's right to later dispute any of the charges invoiced, and payment shall not be construed as User's acceptance of any Services.

                       ARTICLE 9: INVOICING PROCEDURES

Contractor shall invoice User for Services using the invoicing procedures in Exhibit E as may be modified by the applicable Work Order or Change Order. User shall not be obligated to make any payments of invoices if Contractor does not comply with invoicing procedures.

                       ARTICLE 10: CONTRACTOR'S WARRANTIES

10.1 CONTRACTOR'S REPRESENTATIONS AND WARRANTIES

Contractor represents and warrants that it:

     (a) has the Competence to perform the Services;

     (b) has or shall obtain the necessary tools, equipment and personnel to provide the Services;

     (c) shall maintain and use all tools and equipment in accordance with manufacturer's specifications and recommendations and good engineering and operational practices;

     (d) has or shall obtain, at its expense, before performing any Services all the necessary certificates, permits, licenses and authorizations to conduct business and perform the Services.

     (e) shall perform all Services in accordance with all applicable Law;

     (f) shall perform all Services in good faith, promptly, with due diligence and Competence; and

     (g) fully comprehends the requirements and contingencies for providing Services and it shall examine the Work Site for any additional or special requirements and contingencies prior to performing Services.

10.2 CONTRACTOR'S DUTY FOR COMPLIANCE OF SERVICES WITH AGREEMENT AND APPLICABLE WORK ORDER

Contractor represents and warrants that it shall not perform any aspect of the Services that it knows or has reason to believe cannot be performed in conformity with the provisions of this Agreement and applicable Work Order. If Contractor determines that it cannot perform Services in conformity with these provisions, Contractor shall immediately advise User and work with User to develop a mutually satisfactory resolution for the inability to perform. Contractor further represents and warrants that it shall ascertain whether any drawings and specifications applicable to the Services are at variance with any applicable Law and good engineering and operational practices before beginning any Services. If Contractor discovers any variance, it shall promptly notify User in writing and ensure the necessary changes are made before proceeding with the part of the Services affected.

10.3 CONTRACTOR'S WARRANTY

Without limiting the rights that User may otherwise have at Law or equity, Contractor guarantees and warrants that all Services performed shall be free from defect or deficiency for ninety (90) days and any materials and equipment provided in connection with the Services shall be free from defect or deficiency for one (1) year from the date of completion or acceptance of the Services, whichever occurs last. If User discovers any defect or deficiency during this warranty period, and User has notified Contractor of the defect or deficiency within a reasonable period of time after the end of this warranty period, Contractor, at its sole expense, shall at User's option promptly repair or replace the defect or deficiency (including all other labor, materials and other Services necessarily incidental to effecting this correction of the defect or deficiency). Any Services provided under this
Article 10 to correct any defect or deficiency shall be warranted on the same bases as provided in this Article 10 for the longer of (a) the balance of the one year warranty period or (b) six (6) months from the date of completion or acceptance, whichever occurs last, of the repair or replacement.

10.4 OTHER WARRANTIES

Contractor shall use its best efforts to ensure that all warranties provided by Subcontractors and manufacturers are assigned to the applicable User. If any warranty cannot be assigned to the applicable User, Contractor shall use its best efforts to make that warranty available for the applicable User's benefit. Contractor shall deliver a copy of each written warranty provided by Subcontractors and manufacturers to the applicable User. The warranties under this Section 10.4 shall be in addition to any others provided under this Agreement, the applicable Work Order or otherwise under the Law.

            ARTICLE 11: HEALTH, SAFETY AND RELATED POLICIES

11.1 CONTRACTOR'S HEALTH AND SAFETY OBLIGATIONS

Contractor shall be responsible for providing a healthy and safe work place and working environment for its employees and Subcontractors during performance of Services. Contractor shall protect the health and safety of Contractor's, Subcontractors' and User's employees, the public, and other third parties from any danger associated with the Services. All tools, equipment, facilities and other items used by the Contractor and its practices employed to accomplish the Services are considered part of the working environment. As minimum health and safety requirements, Contractor acknowledges and agrees that it is responsible for and shall ensure that all Services are performed in compliance with any and all:

     (a) applicable law;

     (b) health and safety requirements of the User set out in Exhibit G; and

     (c) policy set out in Exhibit H.

In addition, Contractor agrees that it is responsible and shall ensure that all Services are performed in compliance with any changes to Exhibit G made by User in accordance with Section 11.2 below. Contractor agrees to adopt whatever methods, procedures and precautions are necessary to comply with the provisions in this Article 11.

11.2  CHANGES IN HEALTH AND SAFETY REQUIREMENTS

In addition to each User's right to modify the provisions of Exhibit G in the written Work Order under Section 4.2 of this Principal Document, each User may modify or replace at any time the provisions of Exhibit G regarding any health or safety rule(s), regulation(s) or policy(s) applicable to Services under the specific Work Order by notifying contractor either orally or in writing without complying with any provision on giving notice in this Agreement.

11.13  RIGHTS AND REMEDIES

Contractor acknowledges that compliance with the provisions of this Article 11 are of the highest importance. Any breach of this Article 11 or the provisions of Exhibits G or H as may be modified shall constitute a substantial and material breach of the Agreement and the Work Order incorporating this Agreement entitling Customer and User, respectfully, to exercise the rights and remedies specified in this Agreement and any other rights and remedies under applicable Law or equity.

                             ARTICLE 12:  INSURANCE

12.1  MINIMUM INSURANCE REQUIREMENTS

Contractor shall carry and maintain in force the following insurances in amounts and with companies satisfactory to Customer.

   (a) WORKERS' COMPENSATION AND EMPLOYERS' LIABILITY
       For all its employees engaged in performing Services, workers' compensation and employers' liability insurance or similar social insurance in accordance with Law which may be applicable to those employees.

   (b) COMPREHENSIVE GENERAL LIABILITY
       Its normal and customary comprehensive general liability insurance coverage and policy limits or at least $1,000,000.00, whichever is greater, providing coverage for injury, death or property damage resulting from each occurrence.

   (c) AUTOMOBILE LIABILITY
       Automobile liability insurance coverage and policy limits covering owned, non-owned and rented automotive equipment providing at least $1,000,000.00 coverage for injury, death, or property damage resulting from each accident.

   (d) INLAND WATERS
       If Contractor performs Services in inland waters, an endorsement to the workers' compensation policy extending coverage to all employees engaged in performing Services subject to the U.S. Longshoremen's and Harbor Workers' Compensation Act, an endorsement to the workers' compensation policy stating that a claim made against User and/or its underwriters by an employee of Contractor based on the doctrine of "borrowed servant" shall, for the purposes of this insurance, be treated as a claim arising under Contractor's policy, and an endorsement to worker's compensation policy stating that a claim "In Rem" shall be treated as a claim against the insured.

   (e) OFFSHORE
       If Contractor performs Services offshore, an endorsement
       (Amendment to Coverage B endorsement - maritime) to the worker's compensation policy extending coverage to include maritime coverage providing limits of at least $ N/A per accident, and an endorsement to the workers' compensation policy extending coverage under the U.S. Longshoremen's and Harbor Worker's Compensation Act to include coverage of the Outer Continental Shelf Lands Act.

   (f) WATERCRAFT LIABILITY
       If watercraft are to be used in performing Services, Marine protection and indemnity insurance including coverage for illness or death of seamen providing limits of at least $ N/A for each occurrence with User named as an additional insured party.

Contractor further agrees that the minimum insurance requirements as set forth above shall not limit or waive Contractor's legal or contractual responsibilities to any User or to others.

12.2  CUSTOMER ALTERNATIVES

As an alternative and at Customer's option and expense, Customer may elect to furnish or to arrange for Contractor all or any part of the insurance required in this Article 12. If Customer elects this alternative, it shall so state in a notice to Contractor, and Contractor's compensation shall be reduced by an amount equal to Contractor's cost of the insurance.

As an alternative and at Customer's option and expense, Customer may elect to furnish or to arrange for Contractor the insurance that Contractor carries for, or to assume the responsibility for all or any part of, the property specified in Section 9.1 of the General Terms and Conditions. If Customer elects this alternative, it shall so state in a notice to Contractor, and Contractor's compensation shall be reduced by an appropriate amount.

12.3  PROOF OF INSURANCE AND CHANGES

Upon request by Customer or any User, Contractor shall have its insurance carrier(s) furnish to the requester certified copies of the required insurance policies and/or certificates of insurance specifying that no insurance shall be canceled or materially changed while

Services are in progress without thirty (30) calendar days prior written notice to the requester.

12.4  SUBCONTRACTOR'S INSURANCE

If Contractor subcontracts any part of the Services, Contractor shall require its Subcontractors to maintain insurance specified in the subcontracts, but shall not require Subcontractors to carry insurance that would duplicate the coverage of the insurance carried by Contractor. Upon request by Customer or User, Contractor shall have its Subcontractors furnish the same evidence of insurance required by Contractor.

12.5  COMMENCEMENT OF SERVICES

Contractor and its Subcontractors shall not begin Services until all of the insurance required of Contractor and its Subcontractors is in force and the necessary documents, if requested by Customer User, have been received by the requester.

                         ARTICLE 13:  APPLICABLE LAW

The validity, interpretation and construction of this Agreement and any Work Order incorporating this Agreement shall be governed by the Laws of the state of Texas without reference to that state's principles of conflicts of law.

It is not Customer's or User's intent to require indemnification in violation of any statute, law or ordinance and no employee or agent of User is authorized to require otherwise. If this Agreement contains an indemnification provision(s) in violation of Section 3C of Tex. Rev. Civ. Stat. Ann. Article 6701d-11 as may be subsequently placed in the Texas Transportation Code, such provision(s) shall be of no effect to the extent
Section 3C of Tex. Rev. Civ. Stat. Ann. Article 6701d-11 is a valid and enforceable law applicable to the Services under this Agreement as a matter of law and the indemnification provision(s) contained in this Agreement is illegal under Section 3C.

                   ARTICLE 14:  FEDERAL CONTRACT CLAUSES

Customer is a U.S. Government contractor. This Agreement therefore incorporates by this reference, and each party shall comply with, all applicable federal laws, regulations and orders, including without limitation those relating to equal opportunity, utilization of small business concerns and small disadvantaged business concerns, employment of the handicapped, employment of disabled veterans and veterans of the Vietnam era, and the environment. Contractor certifies that no facility which has been the subject of a conviction under the applicable portion of the clean Air Act (42 U.S.C. 7413(c)(1)) or Clean Water Act (33 U.S.C. 1319(c)) and is listed by the Environmental Protection Agency as a violating facility will be used in the performance of any Work Orders incorporating this Agreement. Those Federal Contract Clauses which are required to be expressly incorporated into this

Agreement are contained in the attached Federal Contract Supplement (Exhibit F), and the parties agree to the terms and conditions contained in that Supplement.

                            ARTICLE 15:  NOTICES

15.1  AGREEMENT NOTICES

Notices intended to affect this Agreement or all current and/or future Work Orders, and required or permitted to be given under this Agreement to Customers or Contractor, shall be in writing and deemed to be properly given if addressed to the appropriate party at the address below, and:

   (a) delivered in person,

   (b) sent by facsimile with confirmation,

   (c) deposited in the United States mail with first class postage prepaid, or

   (d) delivered by private, prepaid courier


CUSTOMER                     CONTRACTOR
--------                     ----------

--------------------------   IWL Communications, Inc.
--------------------------   12000 Aerospace Avenue
--------------------------   Suite 200
--------------------------   Houston, Texas 77039
--------------------------   Attention: Contracts Administration
--------------------------   Phone: 281-482-0289
--------------------------   Fax: 281-482-9144

15.2  WORK ORDER NOTICES

Except as provided in Sections 5.1 and 11.2 of this Principal Document, notices required or permitted to be given under any Work Order shall be given in the manner specified in Section 15.1 above, but addressed to User or Contractor as specified in the Work Order. If the Work Order does not specify the address for one or both of the parties, the address provided in Section
15.1 above shall be used by the other party.

15.3  ADDRESS CHANGES

Any address for notices under Sections 15.1 or 15.2 above may be changed by written notice to the other party as provided in this Article 15.

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                          ARTICLE 16:  SURVIVORSHIP

The provisions of Articles 3, 7, 10, 16 and 17 of this Principal Document and Articles 3, 4, 5, 9, 10, 11, 12, 18, 21 and 23 of the General Terms and Conditions shall survive any expiration or termination of this Agreement or any Work Order.

              ARTICLE 17:  AGREEMENT AND WORK ORDER ASSIGNMENTS

Contractor shall not assign this Agreement in whole or in part without the prior written approval of Customer which may be withheld for any reason. Contractor shall not assign any Work Order incorporating this Agreement in whole or in part (including any sum accruing to Contractor) without the prior written approval of User, which may be withheld for any reason. Any assignment of this Agreement or any Work Order, if approved by Customer or the applicable User, respectively, shall not relieve Contractor of its responsibilities under this Agreement or that Work Order.

                           ARTICLE 18:  AMENDMENTS

Except for a User's ability to modify or replace the provisions of Exhibits
A, D, E, G, and I for individual Work Orders under Sections 4.2 and 11.2 of this Principal Document, any alteration, deletion or addition to any of the terms of this Agreement shall only be effective if made in a written amendment to this Agreement, duly executed by Customer and Contractor. Once an Agreement amendment is made, it shall be deemed incorporated as of its effective date for all ongoing and future Services, unless expressly stated to the contrary in the amendment. Work Orders shall not be amended or modified by User or Contractor except as provided in Articles 4, 11 and 18 of this Principal Document.

             ARTICLE 19:  CHANGES TO GENERAL TERMS AND CONDITIONS

There are no changes to the General Terms and Conditions in this Agreement except as may be specifically provided below in this Article 19:

                                     NONE

                            ARTICLE 20:  PRECEDENCE

In the event of a conflict between any provisions of this Agreement, the terms in this Principal Document shall take precedence and govern over the General Terms and Conditions and the Exhibits, and the General Terms and Conditions shall take precedence and govern over the Exhibits.

                         ARTICLE 21:  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Contractor and Customer, and it supersedes all prior negotiations, representations, or agreements, either oral or written, related to this Agreement. Each Work Order incorporating this Agreement constitutes the entire contract between Contractor and User for the Services under the Work Order, and it supersedes all prior negotiations, representations, or other agreements, either oral or written, related to that Work Order.

                      ARTICLE 22:  CONDITION PRECEDENT

If Contractor is the first party to execute this Agreement below, Customer's acceptance of this Agreement is conditioned on Customer's review and execution of this Agreement.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement in duplicate originals.


AGREED AND ACCEPTED:
IWL COMMUNICATIONS, INCORPORATED     [CUSTOMER]



By:                                  By:
    ----------------------------         -----------------------------
Name:                                Name:
      --------------------------           ---------------------------
Title:                               Title:
      --------------------------           ---------------------------
Date:                                Date:
      --------------------------           ---------------------------

                          GENERAL TERMS AND CONDITIONS


The following terms and conditions (Article 1 through 23) constitute the General terms and Conditions:

                            ARTICLE 1: NON-EXCLUSIVE

Contractor acknowledges that this Agreement is a non-exclusive agreement permitting Customer to obtain Services through the issuance of Work Orders and each Work Order is a non-exclusive contract for providing Services. Customer and User retain the right to engage others to perform the same type of Services without any liability to Contractor, and neither Customer nor User makes any representation as to the number, frequency or dollar value of Work Orders for Services to be issued under this Agreement.

                        ARTICLE 2: INDEPENDENT CONTRACTOR

Contractor, in performing Services and other obligations under each Work Order, shall be deemed an independent contractor and not the agent or employee of User. While Contractor's Services shall meet with the User's approval. User is interested in the results to be achieved and, accordingly, the detail, manner and method of performing Services shall be the responsibility of and under the supervision and control of Contractor.

                    ARTICLE 3: SUBCONTRACTORS, LIENS & CLAIMS

3.1  USE OF SUBCONTRACTORS
Services shall be performed solely by Contractor or by those Subcontractors that User may from time to time allow by its prior written approval. No approval shall relieve Contractor of any of its obligations under each Work Order. Contractor shall be responsible to User for Services performed by all its Subcontractors to the same extent it is for activities performed by Contractor's employees. Contractor shall ensure that all its contracts with its Subcontractors contain provisions which are in conformity with and no less stringent than the provisions of the Work Order(s) (Incorporating this Agreement) between User and Contractor. Notwithstanding the provisions of this Section 3.1, any person or other entity not approved as a Subcontractor and used by Contractor to provide Services under any Work Order hereunder shall be deemed a Subcontractor only for the purposes of Contractor's obligations and covenants under the applicable Work Order. Contractor shall, at User's request at any time, provide User with a list of all Subcontractors if any, providing Services together with evidence satisfactory to User that all of its employees and Subcontractors have been paid in full for Services performed.

3.2  CLAIMS AND LIENS
Contractor shall pay and completely satisfy all claims for labor, equipment, rentals and material employed or used by it in connection with any and all Services performed under each Work Order when those claims become due and payable. Contractor shall ensure that no liens of any kind are fixed upon or against the property of User by Contractor's employees. Subcontractors, or Subcontractors' employees. Contractor shall indemnify, defend, protect and hold User harmless from all such claims and liens. User shall have all the following rights, without prejudice and in addition to any other rights and remedies provided in the Work Order or at Law, to protect itself from the aforementioned claims and liens:

     (a) For any sum due Contractor under a Work Order, User may withhold up to fifteen percent (15%) (or less if the applicable Law limits this to a lesser amount) as retainage or holdback from each payment it makes to Contractor. Any sums withheld will be paid to Contractor, at User's sole option, after either (1) Services are completed as required and the retainage or holdback period(s) required by applicable Law has expired without issuance of a lien or claim, or
         (2) Contractor shows to the satisfaction of User that all claims and liens have been satisfied and paid.
     (b) If, at any time, User should determine that User or any of its property might become liable for any claim or subject to any lien that is chargeable to Contractor, User may retain out of any payment then due Contractor under the Work Order or any other Work Order(s) between User and Contractor or any such payment thereafter to become due, an amount sufficient to completely indemnify User against such claims and liens, including all of User's costs associated therewith. User may retain the amount withheld until Contractor delivers to User a complete release of the claims and liens that is satisfactory to User.
     (c) User may, at any time, require that Contractor post a bond, at no cost to User, to remove any claims or liens.
     (d) User may discharge or remove any claims or liens by bonding, payment or otherwise, all of which are chargeable to Contractor together with all attorney's fees and costs, and User may set off the amount of those claims and liens, attorney's fees and costs in accordance with Article 4 of these General Terms and Conditions.

3.3  LETTERS OF CREDIT
Should Contractor request in writing, and provided User agrees in writing, Contractor may provide an irrevocable standby letter of credit, naming User as beneficiary, in satisfaction of Contractor's obligations and liabilities under Section 3.2 above and in substitution of any amount User may be retaining under sub-Sections 3.2(a) and 3.2(b). A letter of credit shall be in a form, duration and an amount, and issued by a financial institution, all of which are satisfactory to the User.

                                ARTICLE 4. SET OFF

Any User shall have the right to set off any loss, damage, liability or claim which such User may have against Contractor against the payment owing to Contractor under:

     (a) the applicable Work Order,
     (b) any other Work Order(s) between Contractor and User,
     (c) any other Work Order(s) between Contractor and any other User who is a division or department of the same corporate entity as User, or
     (d) any other contract(s) between Contractor and any other division or department of the same corporate entity as User.

                          ARTICLE 5: TAXES AND FEES

Contractor is responsible for paying any and all license fees and taxes levied, assessed or imposed on Contractor to enable it to perform Services under each Work Order. Any applicable state and local sales or use taxes due on Services performed under each Work Order are the duty of Contractor to Collect and shall be separately stated on all invoices as such. However, Contractor shall not collect or include any sales or use taxes on Services for which Customer or the User furnishes a properly completed Exemption Certificate. Contractor shall indemnify and save User completely harmless against all costs and liabilities which User may incur with respect to Contractor's failure to make any of the payments referenced in this Article 5.

                             ARTICLE 6: INSPECTION
User or its designee shall have the right to inspect any Services performed and any equipment and materials furnished by Contractor or any Subcontractor at any time during the performance of Services by Contractor or its Subcontractor(s). No inspection or approval of any Services performed and equipment and materials furnished will relieve Contractor or Subcontractor(s) of their obligations and warranties as required by any Work Order(s) and any subcontracts.

                    ARTICLE 7: USE OF USER'S TOOLS AND EQUIPMENT
User may loan or furnish tools or equipment to Contractor as an accommodation for use in connection with any Services. Any tools and equipment are loaned or furnished on an AS IS, WHERE IS basis. Contractor agrees:
     (a) to inspect the tools and equipment and make its own determination, before commencing to perform Services, that they are adequate for the safe and efficient performance of Services by Contractor.
     (b) that the tools and equipment will be loaned or furnished by User and accepted by Contractor without warranty or representation by User as to their condition or fitness for Contractor's purpose.
     (c) to return the tools and equipment to User at the conclusion of use in as good condition as when received, ordinary wear and tear excepted; however, Contractor's liability for damage to the tools and equipment is limited by Section 9.2(a) of these General Terms and Conditions.

                                ARTICLE 8: TITLE
Title to all Services, equipment, materials, supplies and structures procured by Contractor from third parties or supplied by Contractor and incorporated, or intended at the time of the procurement or supply to be incorporated, into the work product of Contractor's Services (excluding Contractor's tools, equipment and rented items) shall pass to User upon payment therefore by User or upon delivery to User's Work Site, whichever occurs earlier. Notwithstanding the foregoing, Contractor shall be deemed to have custody of the procured or supplied items until acceptance of Services by User.

                ARTICLE 9: DISTRIBUTION OF RISK, RELEASE AND INDEMNITY
9.1 Contractor's Responsibilities
    ---------------------------------------------------------------------------
    (a) Contractor shall release User and holder User harmless for loss of or damage howsoever caused to Contractor's or Subcontractor's tools and equipment and rented items which are used or intended for use in the Services to be performed, and for any consequential, special or indirect damages, or loss of anticipated profits sustained by Contractor or Subcontractors, EVEN IF THE LOSS OR DAMAGE RESULTS FROM USER'S ACTIVE OR PASSIVE NEGLIGENCE
    (b) Contractor shall indemnify User for loss of or damage howsoever caused to User's property intended to be incorporated into or used in Services to be performed while in Contractor's care, custody or control until delivered to User's Work Site, EVEN IF THE LOSS OR
        DAMAGE RESULTS FROM USER'S ACTIVE OR PASSIVE NEGLIGENCE.
    ---------------------------------------------------------------------------
    (c) Contractor's responsibility to compensate User for loss of or damage to User's existing property which is in reasonable proximity to User's Work Site or for any resulting consequential, special or indirect damages, or loss of anticipated profits sustained by User shall not exceed the amount recoverable by Contractor or its Subcontractors under the valid and collectible insurance carried by Contractor and Subcontractors, or the amount which would have been recoverable under that insurance if all conditions, requirements, and warranties imposed on the insured by the insurer are being or had been met. Contractor's responsibility shall include the value of any deductible or self-insured retention applicable under that insurance. User shall hold Contractor free and harmless from liability to User for loss or damage exceeding the amounts so recovered.

9.2 User's Responsibilities
    ---------------------------------------------------------------------------
    (a) User shall be responsible for and hold Contractor harmless for loss of or damage howsoever caused to User's property intended to be incorporated into or used in the Services to be performed and located at the Work Site, EVEN IF THE LOSS OR DAMAGE RESULTS FROM CONTRACTOR'S ACTIVE OR PASSIVE NEGLIGENCE.
    (b) User will indemnify Contractor for loss of or damage howsoever caused to Contractor's property intended to be incorporated into the
        Services to be performed and located at the Work Site, EVEN IF THE
        LOSS OR DAMAGE RESULTS FROM CONTRACTOR'S ACTIVE OR PASSIVE NEGLIGENCE.
    ---------------------------------------------------------------------------
    (c) Notwithstanding the provisions of Section 9.1(c) and Section 9.2(a) and (b) of these General Terms and Conditions, Contractor shall also be responsible and not compensated by User for:
        (1) any loss of money or securities in the care, custody or control of Contractor which are used or intended for use in performing Services,
        (2) unexplained or mysterious disappearances of any property in Contractor's care, custody or control, or shortage of any property disclosed on taking inventory, or
        (3) theft of property on the part of Contractor, Subcontractor or their employees.

9.3   INDEMNIFICATION FOR THIRD PARTY DAMAGES

User and Contractor shall indemnify, defend and hold each other harmless from claims, demands and causes of action asserted against the indemnities by any person (including, without limitation, Contractor's and User's employees) for personal injury, death or loss of or damage to property resulting from the indemnitor's active or passive negligence or willful misconduct. Where personal injury, death, or loss of or damage to property is the result of joint active or passive negligence or willful misconduct of User and Contractor, the indemnitor's duty of indemnification shall be in proportion to its allocable share of joint active or passive negligence or willful misconduct. If User is strictly liable under Law, Contractor's duty of indemnification shall be in the same proportion that the negligent acts or omissions of Contractor contributed to the personal injury, death, or loss of or damage to property for which User is strictly liable.

9.4   TEXAS LIMITS

If Chapter 127 of the Texas Civil Prac. & Rem. Code, or any successor statute, applies to any provision of this Agreement, the indemnity obligations of Contractor shall be limited to and supported by available liability insurance coverage, at Contractor's expense, as follows:

      (a) with respect to a mutual indemnity obligation, the indemnity obligation is limited to the extent of the coverage and dollar limits of insurance or qualified self-insurance each party as indemnitor has agreed to provide in equal amounts to the other party as indemnities; and

      (b) with respect to a unilateral indemnity obligation, the amount of insurance required shall not exceed $500,000.

            ARTICLE 10: CONFIDENTIAL INFORMATION, COPYRIGHTS, PATENTS AND PATENT INDEMNITY

10.1  CONTRACTOR'S DUTY OF CONFIDENTIALITY

Contractor shall hold in confidence all business and technical information that is made available to Contractor, directly or indirectly, by Customer or User or developed or acquired by Contractor in performance of its Services under each Work Order (collectively "Confidential Information"), except:

      (a) information which is in or becomes, without fault of Contractor, part of the public domain;

      (b) information which Contractor can show was received by Contractor from an independent third party that is under no obligation to Customer or User regarding the information;

      (c) information which Contractor can show was already in Contractor's possession at the time the information was made available to Contractor, directly or indirectly, from Customer or User;

      (d) information required to be disclosed by Law or valid legal or regulatory process, following notice by Contractor to Customer or applicable User of the requirement to disclose and reasonable cooperation with any attempt by Customer or applicable User to maintain the confidentiality of such Confidential information.

Contractor also agrees that it shall not take any photographs, video or other recordings of Customer or any of its Affiliate's property without Customer's or User's prior written consent.

10.2  CONTRACTOR's USE OF CONFIDENTIAL INFORMATION

Contractor shall not, without the prior written approval of Customer or User as appropriate, use the Confidential Information which Contractor is required to keep confidential hereunder for any purpose other than the performance of Services under the applicable Work Order.

10.3  CONTRACTOR's INFORMATION

Neither Customer nor User shall have any obligation of confidence with respect to any information disclosed to Customer or User by Contractor, and Customer and User shall be free to use or disclose any or all of the information contained in any drawing, record or other document to third parties without accounting to Contractor therefor; unless, however, information is specifically covered by a separate, written confidentiality agreement. In the absence of any confidentiality agreement, Contractor shall not place any restrictive notices on any information, no matter the form of its recording, that Contractor provides to Customer or User hereunder. Should Contractor place any notices on any drawing, record or other document, Customer and User are hereby authorized to nullify, obliterate, remove, or disregard those provisions.

10.4  COPYRIGHTS AND OWNERSHIP OF DOCUMENTS

All tracings, drawings, field notes, requisitions, purchase orders, specifications, computer programs (data files and other software in whatever form), and other documents or records ("Documents") developed by Contractor in connection with any Work Order shall be the sole property of User. Contractor shall provide the original and all copies of the Documents to User when Services are completed or earlier upon User's written request. Contractor may, with the prior written approval of User, retain one archival copy of Documents. Contractor may, with the prior written approval of User, retain one archival copy of Documents. Contractor shall keep any approved archival copy confidential and shall not use it directly or indirectly in providing any services to any other person or entity for any other purpose unless Contractor is required by Law or legal process to disclose the copy. If required by Law or legal process to disclose, Contractor shall promptly notify Customer and the applicable User of the purpose and requirements of the disclosure. Contractor hereby assigns the copyrights in all Documents to User.

10.5  OWNERSHIP OF INVENTIONS

If Contractor or its personnel makes any inventions, patentable or unpatentable, resulting from Contractor's activities hereunder, Contractor shall promptly disclose those inventors to user in writing. Inventions covered in this Section 10.5 shall include these conceived during the term of the Work Order between User and Contractor and within one (1) year thereafter. Further, Contractor hereby assigns each invention to User. Contractor also shall require its employees to execute such papers as User requests in connection with any assignment and in connection with the acquisition of letters patent, U.S. and foreign, on any inventions.

10.6  Infringement Notice and Indemnification

If either Contractor or User is made the subject of any claim or lawsuit based on the alleged infringement of any third-party patent, copyright or trade secret by reason of any aspect of the materials or services provided hereunder, it shall promptly notify the party thereof in writing. User shall defend and indemnify Contractor against those claims or lawsuits based on the actual or alleged infringement of any third-party right by the Contractor only to the extent that Contractor's allegedly infringing conduct is expressly required by User's specification or expressly required in writing by User. This indemnity shall not extend to conduct of Contractor which is discretionary to Contractor. Contractor shall defend and indemnify User against all other claims or lawsuits based on the actual or alleged infringement of any third-party right. The indemnities set forth in this
Section 10.6 shall include, without limitation, all penalties, awards, and judgments; all courts and arbitration costs; attorneys' fees; and other reasonable out-of-pocket cost incurred in connection with such claims or lawsuits. The indemnifying party shall have the right to control the defense of any litigation, and to settle or compromise all claims and lawsuits subject to its indemnify. However, the indemnifying party may not settle or compromise such claim or lawsuit without the written consent of the indemnified party if any settlement or compromise (a) requires the indemnified party to part with any right or make any payment not indemnified, or (b) subjects the indemnified party to any injunction. Subject to the foregoing, the indemnified party shall have the right, at its option and expense, but not the obligation, to retain advisory counsel to represent its interests in defending any such claim or lawsuit.

If any action results in an injunction against User with respect to the Services, materials or facilities provided under any Work Order, Contractor agrees that it shall, at its option and its sole expense, either (1) procure for User the right to continue using the infringing subject matter or (2) replace or modify the same so that it becomes non-infringing.

             ARTICLE 11: USE OF TRADEMARK AND PUBLICITY RELEASES

Neither Contractor nor any Subcontractors shall, without the prior written consent of Customer or User:

    (a) use the name or any trade name or registered trademark of Customer or any of its Affiliates in any advertising or communications to the public in any format except as necessary to perform Services; or

    (b) make publicity releases or announcements regarding the Agreement, any Work Order, the Services performed under any Work Order or any related activities.


                               ARTICLE 12: AUDIT

Upon reasonable prior notice, User's employees and agents shall have access, at all reasonable times, to all Contractor's and Subcontractor's personnel, books, records, correspondence, instructions, plans, drawings, receipts, vouchers, financial accounts, data stored in computer files or microfiche and memoranda of every description pertaining to Services for the purpose at verifying costs of any or all Services and Contractor's compliance with the terms of the Agreement and any or all Work Orders. Contractor shall maintain supporting data and accounting records in accordance with generally accepted accounting practices, and User's employees and agents shall have the right to reproduce any of these documents. Contractor shall preserve and shall cause its Subcontractors to preserve all documents pertaining to Services for a period of three (3) years after the completion and acceptance of such Services or termination of the Agreement and all Work Orders, whichever occurs first. Contractor agrees to include the necessary provisions in its contracts with Subcontractors that shall assure access by User's employees and agents to applicable records of Subcontractors. User shall not be liable for any of Contractor's or Subcontractor's costs resulting from an audit hereunder.

  ARTICLE 13: BUSINESS STANDARDS, ACCURACY OF RECORDS, AND LEGAL COMPLIANCE

13.1  Business Standards

Contractor, in performing its obligations under each Work Order, shall establish and maintain in effect appropriate business standards, procedures and controls to avoid any real or apparent impropriety that might affect adversely or conflict with the interests of Customer or any of its Affiliates, including:

    (a) ensuring all payments by User to Contractor are solely received by Contractor for its own account; and

    (b) ensuring Contractor does not offer, give or pay any part of any payments received under subsection (a) to any government official, political party or official or any candidate for political office.

Contractor shall exercise all reasonable care and diligence to prevent any actions or conditions which could result in a conflict with Customer's or User's best interests. This obligation shall apply to the activities of the employees, agents and Subcontractors of Contractor in their relations with the employees of Customer and User and their families and/or third parties arising from the Agreement and each Work Order. These efforts shall include, but not be limited to, establishing precautions to prevent their employees, agents or Subcontractors making, receiving, providing or offering any substantial gifts, extravagant entertainment, payments, loans, or other considerations.

13.2  Accuracy of Records

Contractor agrees that all financial settlements, billings, and reports rendered to User or its representative shall reflect properly the facts about all activities and transactions handled for the account of User, which data may be relied upon as being complete and accurate in any further recordings and reportings made by User or its representatives for whatever purpose.

13.3  Compliance With Law

Contractor shall comply and secure compliance by its Subcontractors with all Law applicable to the performance of any Services including, but not limited to, those set out in the Federal Contract Supplement attached as Exhibit F.

13.4  Notice of Non-Compliance

Contractor agrees to notify User promptly upon discovery of any instance where the Contractor fails to comply with Sections 13.1, 13.2 or 13.3 above. If Contractor discovers or is advised of any errors or exceptions related to its invoicing for Services, Contractor and User will together review the nature of the errors or exceptions, and Contractor will, if appropriate, promptly adjust the relevant invoice(s) or refund overpayments.

                            ARTICLE 14: DEBRIS AND TRASH

FOR SERVICES PERFORMED AT USER'S REFINERY OR CHEMICAL PLANT:
During the performance of Services under any Work Order(s) and upon their termination or completion, contractor shall accumulate onsite all debris and trash material resulting from Contractor's operations and keep and leave any Work Sites where Services are performed in a condition satisfactory to User. User shall provide instructions for disposition of all debris and trash.

FOR SERVICES PERFORMED AT ANY LOCATION EXCEPT USER'S REFINERY OR CHEMICAL
PLANT:
During the performance of Services under any Work Order(s) and upon their termination or completion. Contractor shall at it sole expense remove all inert debris and municipal trash material resulting from Contractor's operations and keep and leave any Work Sites where Services are performed in a condition satisfactory to User.

                             ARTICLE 15: MANAGEMENT OF WASTE

Contractor and its Subcontractors shall, in performing Services, have the responsibility and liability for the proper management of wastes according to all applicable Laws and regulations. In particular, Contractor and its Subcontractors shall:

         (a)  Implement procedures to minimize the generation of waste.
              These procedures shall include, at a minimum, process substitution, materials recovery, and continued product use. When possible, Contractor shall select less toxic alternatives to minimize hazardous waste generation;
         (b) consolidate (with like product) partially full containers of paint, solvent, chemicals, and other products whenever possible, to minimize waste and allow use of the remaining product;
         (c) ensure that any empty containers to be discarded are deemed "empty" in accordance with 40 CFR 261.7 or applicable state regulations;
         (d) not commingle waste they generate with any waste generated by User or others without prior written consent of User;
         (e)  segregate hazardous waste from non hazardous waste at all times;
         (f) either return to the supplier for credit, or transfer to Contractor's storage facility or next job site for use, any unused and still usable materials belonging to Contractor; and
         (g) control waste generation activities, to the extent possible, to fall within the conditionally exempt small quantity or small quantity generator regulations under the Resource Conservation and Recovery Act, as amended, and its regulations ("RCRA") and any applicable state regulations;
         IN ADDITION TO (a) THROUGH (g) ABOVE, FOR SERVICES PERFORMED AT USER'S REFINERY OR CHEMICAL PLANT:
         (h) not transfer waste to any off-site facility without User's prior written consent.

Contractor and its Subcontractors shall also ensure that all waste is handled in compliance with any Exhibits relating to the management of waste that are made a part of this Agreement or any Work Order.

                        ARTICLE 16: DATA INTEGRITY

Contractor shall be accountable for the integrity of any test or measurement data, including its generation, recording, reporting and retention, provided by Contractor, its agents or any Subcontractors to User or to any third party(s) on behalf of User. Contractor agrees that for any such data:

         (a) Measurement activities and information reported from measurement shall be complete, accurate, and timely.
         (b) Specified industry standard test methods and instrument calibration procedures shall be used without modification, unless that modification has been approved by industry standard and/or by User.
         (c) A quality assurance system shall be in place for any laboratory facility involved. This system shall serve to deter, detect and correct the generation and communication of incorrect data and shall include the maintenance and calibration of measurement instruments.
         (d) Testing and measurement personnel involved shall be trained in the necessary skills involved in data generation and data management. This shall include initial and ongoing personnel training, testing, and verification of knowledge transfer.
         (e) Contractor shall utilize a self-monitoring and assessment system to determine the extent to which the requirements above are being met. This system shall include the resolution of all problems found in the assessments, with plans and responsibilities for appropriate follow-up.

                               ARTICLE 17: FORCE MAJEURE

17.1  Definition
For the purposes of each Work Order, "Force Majeure" means any event beyond the control and without fault or negligence of the party claiming inability to perform its obligations and which party is unable to prevent or provide against by the exercise of reasonable diligence, including but not limited to: acts of God or public enemy; expropriation or condemnation of facilities; changes in applicable Law; war, civil disturbance, floods, unusually severe weather that could not reasonably have been anticipated; fires, explosions or other catastrophes; and strikes. Inability to pay moneys or financial hardship shall not, however, constitute events of Force Majeure.

17.2  Effect of Force Majeure
No delay or failure in performance by User or Contractor shall constitute default under the Work Order if, and to the extent, the delay or failure is caused by Force Majeure. Unless the Force Majeure substantially frustrates performance of the Services under the Work Order, Force Majeure shall not operate to excuse, but only to delay performance of Services. If Services are delayed by reason of Force Majeure, Contractor shall promptly notify User. Contractor shall do all things reasonably possible to mitigate and remove the Force Majeure event, except a strike, and shall resume performance under the Work Order as soon as possible. In no event shall User be liable to Contractor and Contractor shall hold User harmless for Contractor's, Subcontractor's, and their employees' damages, anticipated profits, or other sums or payments occasioned by the event.

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                    ARTICLE 18: RIGHT OF REMOVAL

Contractor shall promptly remove from any Work Site any employee of Contractor, any Subcontractor or any employee of Subcontractor performing Services under any and all Work Orders, as the applicable User may for any reason designate. CONTRACTOR HEREBY RELEASES AND FOREVER DISCHARGES AND HOLDS HARMLESS CUSTOMER AND USER FROM ANY COSTS, CLAIMS, LOSSES, AND DAMAGES OF ANY KIND WHATSOEVER BASED ON NEGLIGENCE, DEFAMATION, WRONGFUL DISCHARGE OR OTHERWISE WHICH CONTRACTOR MAY SUFFER, SUSTAIN, PAY OR INCUR AS THE RESULT
OF ANY REMOVAL.
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      ARTICLE 19: DEPARTMENT OF DEFENSE AND MILITARY EMPLOYMENT
Contractor warrants that no person will provide personal services for any User under this Agreement who was employed by the armed forces (other than U.S. Coast Guard) or the Department of Defense with a pay grade of GS-13 or higher, or armed forces pay grade of 0-4 or higher, within two years of beginning to perform Services for User.

                     ARTICLE 20: HEADINGS
The headings in this Agreement permitting Users to obtain Services through the issuance of Work Orders and in the contract formed by each Work Order are for ease of reference only and shall not be used to construe or interpret the provisions of the Agreement or Work Order.

                   ARTICLE 21: SEVERABILITY
If any provision or portion of this Agreement or any Work Order incorporating this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable Law, such provision or portion of this Agreement or the Work Order shall be deemed omitted and the remaining provisions shall remain in full force and effect.

                      ARTICLE 22: WAIVER
No waiver by a party of a right or default under either this Agreement permitting Users to obtain Services through the issuance of Work Orders or the contract formed by each Work Order shall be effective unless in writing. No such waiver shall be deemed a waiver of any subsequent right or default of a similar nature or otherwise.

                  ARTICLE 23: ATTORNEY'S FEES
Should it become necessary for Customer and/or User to engage in legal proceedings for the purposes of (a) enforcing either this Agreement permitting Users to obtain Services through the issuance of Work Orders or the contract formed by any Work Order, or (b) recovering damages sustained by Customer and/or User due to Contractor's breach of the Agreement or the contract formed by any Work Order, Customer and/or User shall be entitled to reimbursement by Contractor for costs, attorneys' fees and any other reasonable expenses incurred in connection with those legal proceedings.


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